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                                                                       Exhibit C

                                                                  Conformed Copy

                            Telenor East Invest AS
                                Keysers Gate 13
                                  N-0130 Oslo
                                    Norway


                                                                    May 28, 1999

Open Joint Stock Company
"Vimpel-Communications"
10-12, Ulitsa 8-Marta
125683, Moscow
Russian Federation

Dr. Dmitri Borisovich Zimin
Glavsotkom LLC
The Fund for Non-Commercial Programs "Bee Line"
c/o 10-12, Ulitsa 8-Marta
125683, Moscow
Russian Federation


Gentlemen,

As a significant shareholder of Open Joint Stock Company "Vimpel-Communications" (the "Company"), Telenor East Invest AS ("Telenor") wishes to agree on certain
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principles of corporate governance with the Company and Dr. Dmitri Borisovich
Zimin ("Dr. Zimin"), Glavsotkom LLC ("Glavsotkom") and The Fund for Non-
        ---------                     ----------
Commercial Programs "Bee Line" (the "Bee Line Fund") and, together with Dr.
                                     -------------
Zimin and Glavsotkom, the "Significant Zimin Shareholders"). As used herein,
                           ------------------------------
the "Parties" shall refer to the Company, Telenor, Dr. Zimin, Glavsotkom and the
     -------
Bee Line Fund, and "Party" shall refer to any of them.
                    -----

Accordingly, in consideration of the undertakings of the Parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this letter agreement (this "Agreement") hereby agree as follows:
                 ---------

Undertakings Regarding Post-Closing Actions

1. The Parties agree to take (or cause to be taken) the following actions as soon as practicable after the date hereof:
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     Interested Party Transaction Rules
     ----------------------------------

     (a)  At the meeting of the Board of Directors of the Company (the "Board")
                                                                        -----
          scheduled for June 11, 1999, the Board shall adopt (i) by at least a 3/4 majority procedural regulations in accordance with Section10.5.19 of the Charter and (ii) by at least a simple majority management procedures in accordance with Section 10.5.10 of the Charter, each for approval of interested party transactions, in substantially the form of the form initialled and attached as Annex A hereto;

     Management Committee By-laws
     ----------------------------

     (b) At the meeting of the Board scheduled for June 11, 1999, management committee by-laws shall be presented to the Board for its consideration and approval;

     (c) The Board shall adopt, by at least a 3/4 majority, management committee by-laws in a form reasonably satisfactory to [a Telenor representative] (the "Management Committee By-Laws");
                                ----------------------------

     (d) The Management Committee By-Laws shall include a provision that the approval of a 3/4 majority of the Board is required to adopt, amend or repeal the Management Committee By-Laws;

     (e) The General Director will issue an order approving the Management Committee By-Laws;

     Audit Commission Regulations
     ----------------------------

     (f)  The actions indicated in Annex B hereto; and

     Director's Indemnification Agreements
     -------------------------------------

     (g) The Company shall conclude a Director's Indemnification Agreement with each representative of Telenor who is a member of the Board of Directors, in a form substantially similar to Annex C hereto. Each such Director's Indemnification Agreement shall be concluded in Russian or English, as appropriate.


Support of the Shareholders

2.   Telenor and each of the Significant Zimin Shareholders agree that:

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     (a)  At any meeting of the shareholders of the Company, however called, or in connection with any written consent of shareholders of the Company or any other such action of the shareholders of the Issuer, Telenor and each of the Significant Zimin Shareholders shall vote or cause to be voted all of the shares of the Company held by them in favor of (i) any proposal presented to the shareholders of the Company which is intended to (w) implement, (x) effect the performance of, or (y) otherwise support, any of the actions of or relating to the Company referred to in Section 1 hereof and (ii) any action presented to the shareholders of the Company for a vote in accordance with Section 1 hereof; and

     (b) Take any other reasonable action to (i) cause the Company to fulfil the actions referred to in Section 1 hereof and (ii) cause the adoption by the GMS of the Charter amendments, the Audit Commission Regulations and the other resolutions that are to be submitted to the shareholders of the Company for a vote in accordance Section 1 hereof

Miscellaneous

3. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, applicable to contracts executed and performed in such jurisdiction, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

4. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


                           Very truly yours,

                           TELENOR EAST INVEST AS


                           By /s/ Henrik Torgersen
                              --------------------
                              Henrik Torgersen
                              Attorney-in-Fact

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

Agreed to and Accepted:

The Issuer
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OPEN JOINT STOCK COMPANY
"VIMPEL-COMMUNICATIONS"


By /s/ Dmitri Borisovich Zimin
   ---------------------------
   Dmitri Borisovich Zimin
   President and Chief Executive Officer


By /s/ Vladimir Mikhailovich Bychenkov
   -----------------------------------
   Vladimir Mikhailovich Bychenkov
   Chief Accountant



The Significant Zimin Shareholders
----------------------------------

DR. DMITRI BORISOVICH ZIMIN


/s/ Dmitri Borisovich Zimin
---------------------------
Dmitri Borisovich Zimin



GLAVSOTKOM LLC


By /s/ Dmitri Borisovich Zimin
   ---------------------------
   Dmitri B. Zimin
   General Director



THE FUND FOR NON-COMMERCIAL
PROGRAMS "BEE LINE"


By /s/ Dmitri Borisovich Zimin
   ---------------------------
   Dmitri B. Zimin
   General Director

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